Exhibit 10.45

AMENDMENT TO RESTRICTED STOCK AGREEMENT

This Amendment (this “Amendment”) to the Restricted Stock Agreement dated ________, 200_ (the “Restricted Stock Agreement”) issued under the 2004 Stock Incentive Plan (the “Plan”) by Specialized Health Products International, Inc. (the “Company”) to [NAME OF EMPLOYEE OR DIRECTOR] (the “Holder”), is effective this __th day of March, 2008.

RECITALS

WHEREAS, the Company has issued shares of its common stock to the Holder pursuant to the Restricted Stock Agreement;

WHEREAS, the Restricted Stock Agreement was granted pursuant to, and is subject to, the terms of the Plan where such terms do not conflict with the terms of the Restricted Stock Agreement;

WHEREAS, Section 3(c)(v) of the Plan and Section 12 of the Plan provide that the Restricted Stock Agreement may be amended or altered by a committee appointed by the Board of Directors of the Company (the “Board”) without consent of the participant if such amendment or alteration would not impair the rights of such participant; however, if the amendment or alteration would impair the rights of the participants no consent is required if the committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the award to satisfy any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated;

WHEREAS, the Board has appointed the Compensation Committee to administer the Plan; and

WHEREAS, the Compensation Committee desires to amend the Restricted Stock Agreement to accelerate vesting upon a Change of Control of the Company in a manner that does not impair the rights of the Holder or, in the alternative, has been adequately compensated.

NOW, THEREFORE, the Compensation Committee deems it necessary and desirable to amend the Restricted Stock Agreement as follows:

1.	Section 3.2 of the Restricted Stock Agreement is hereby amended and restated to read in its entirety as follows:

“Vesting. All of the Shares are unvested and will become vested for purposes of the Plan over three years, with 33.3% of the Shares vesting in three equal installments on each subsequent annual anniversary of the date on which the Shares were granted. Notwithstanding the foregoing, the Shares will immediately vest in full upon a Change in Control of the Company.”

2.	All other terms and conditions of the Restricted Stock Agreement remain in full force and effect.

3.
This Amendment, the Restricted Stock Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and thereof, and supersede in all respects any and all prior oral or written agreements or understandings.

4.	Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings given such terms in the Plan.

[signature page follows]

IN WITNESS WHEREOF, the Company has executed this Amendment as of the date set forth in the first paragraph.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

By:
Name:
Title:

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